EXHIBIT 99.1:

For Immediate Release	Contact:
Wednesday, July 26, 2006	Julie S. Ryland, 205-326-8421

ENERGEN CFO, TREASURER KETCHAM ANNOUNCES RETIREMENT PLANS

Board Elects Energen Resources’ VP-Finance as Company’s New Finance Chief

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) said today that Executive Vice President, Chief Financial Officer (CFO) and Treasurer Geoffrey C. Ketcham has announced his decision to retire from the diversified energy company at the end of the year. Ketcham, 55, has played an integral role in the dramatic growth and development of Energen during his 25-year tenure with the Company.

To ensure a smooth transition, the boards of Directors of Energen and its subsidiaries today elected Charles W. Porter Jr. to assume the duties of Vice President, CFO and Treasurer of Energen and all its subsidiaries effective January 1, 2007. Porter, 42, is Vice President of Finance at Energen Resources Corporation, Energen’s oil and gas acquisition and development unit and its largest subsidiary. Porter joined Energen in 1989 and was elected to his current position in 2001.

Prior to joining Energen Resources, Porter worked with Arthur Andersen & Company in Birmingham. A 1986 graduate of Auburn University’s College of Business, Porter is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants (AICPA).

“Deciding to retire this year was a major decision for me, but one I feel very good about,” said Ketcham. “We’ve accomplished a lot at Energen over the last 25 years. The Company is in great shape financially, strategically and operationally, and I’m proud of the part I have played in the Company’s success as a member of the senior management team for the last quarter century.

“I know it may sound trite,” Ketcham added, “but I really feel that the time is right for me to start focusing on the fairly extensive list of personal and professional interests that will make up the next phase of my life. In moving on, I am pleased to place the financial reins of the Company in Chuck Porter’s very capable hands.”

Ketcham joined the Company in 1981 as Controller of Alabama Gas Corporation (Alagasco), Energen’s natural gas utility. In 1986, he was named Vice President of Planning for Energen and was elected CFO the following year. He assumed his current position as Executive Vice President, CFO and Treasurer of Energen and all its subsidiaries in 1991.

Ketcham is a past chair of the Finance Committee of the American Gas Association. He is a member of the AICPA and a past president of the Birmingham Chapter of the Financial Executives Institute. Ketcham chaired the Auburn University College of Business Advisory Board and has been a board member and chair of numerous other social service and arts organizations in the Birmingham community. He is an alumnus of Leadership Alabama and Leadership Birmingham.

“We are definitely going to miss Geoff but certainly respect his decision,” said Mike Warren, Energen’s chairman and chief executive officer. “Without question, Geoff has carved out a significant place in the history of this organization. He played a key role in the early implementation and subsequent modifications of Alagasco’s Rate Stabilization and Equalization rate-setting mechanism and the utility’s response to industry-wide restructuring and price competition.

“Perhaps most importantly, Geoff was instrumental in helping craft the vision and develop the strategies that have transformed Energen into a diversified energy company with an exciting, growing oil and gas focus,” Warren added.

During Ketcham’s tenure with the Company, Energen’s market capitalization has increased at an annual compound rate of 20 percent a year, and Energen common stock has generated a total return to shareholders of approximately 20 percent on an annualized basis.

“We certainly are going to miss Geoff’s leadership and friendship,” added Energen President James McManus. “We are very fortunate to have another financial leader in the organization who is prepared to step up and help lead Energen as we move through the next stage of our corporate development.

“I have been fortunate to work closely with Chuck Porter at Energen Resources. He has an impressive financial mind and understands the oil and gas business extremely well,” McManus said. “He has played an important role in helping Energen Resources grow from a small niche player in the coalbed methane fields of Alabama to its current status as one of the top 20 independents in terms of U.S. production.

“As Energen’s oil and gas business has grown to represent some 80 percent of the Company’s consolidated earnings, he is uniquely qualified to see us through the next phase of our growth and development,” McManus said.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition and development of domestic, onshore natural gas, oil and natural gas liquids reserves and natural gas distribution in central and north Alabama. More information is available at www.energen.com.

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